EXHIBIT 99.3

For Immediate Release	Contact: Dan Kelly
January 25, 2006	(919) 774-6700

Mark D. Miles Appointed to The Pantry, Inc. Board of Directors

Sanford, North Carolina, January 25, 2006 - The Pantry, Inc. (NASDAQ: PTRY), the leading independently operated convenience store chain in the southeastern U.S., today announced that its Board of Directors has appointed Mark D. Miles to serve as a Director of the Company.

Mr. Miles, 52, was Chief Executive Officer of ATP, the men’s professional tennis organization, from 1990 through December 2005. He presided over ATP’s transformation from a start-up situation in 1990 into a world-class sports organization. Before joining ATP, Mr. Miles was Executive Director of Corporate Relations for Eli Lilly & Co., the pharmaceutical company. Previously, he was President of the Organizing Committee of the 1987 Pan American Games, established a direct marketing enterprise, and worked in politics, managing successful mayoral and U.S. Senate campaigns. Mr. Miles received his B.A. degree from Wabash College in 1976.

President and Chief Executive Officer Peter J. Sodini said, “We are very pleased to welcome Mark to The Pantry’s Board of Directors. He achieved remarkable success in growing ATP through innovative consumer-oriented marketing programs, and brings a broad, global business perspective to our Board. I am certain Mark will provide valuable input as we pursue our long-term growth strategies in the years ahead.”

About The Pantry

Headquartered in Sanford, North Carolina, The Pantry, Inc. is the leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country, with net sales for fiscal 2005 of approximately $4.4 billion. As of December 29, 2005, the Company operated 1,401 stores in eleven states under a number of banners including Kangaroo Express(SM), Golden Gallon(R), and Cowboys(SM). The Pantry’s stores offer a broad selection of merchandise, as well as gasoline and other ancillary services designed to appeal to the convenience needs of its customers.